Exhibit 107
Calculation of Filing Fee Tables
424B7
(Form Type)
Shift4 Payments, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	457(c)	912,494	$101.88	$92,964,888.70	$0.0001531	$14,232.92

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$92,964,888.70		$14,232.92

	Total Fees Previously Paid							$ 0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$14,232.92

(1)
Consisting of the shares of Class A common stock that may be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form
S-3
(File
No. 333-286840)
(the “Registration Statement”) for Shift4 Payments, Inc. (the “Registrant”) also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Class A common stock as reported on the New York Stock Exchange on July 11, 2025 (such date being within five business days of the date that this prospectus supplement was filed with the U.S. Securities and Exchange Commission).

(3)
The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended, (the “Securities Act”). Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement paid herewith.